Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the references to our firm under the caption “Experts” and to the use of our report dated October 16, 2009 (except Note 26, as to which the date is November 17, 2009) in the Registration Statement (Form F-1) and the related Prospectus of Concord Medical Services Holdings Limited for the registration of its ordinary shares. We also consent to the use of our report dated September 3, 2009 with respect to the consolidated financial statements of China Medstar Limited also included in this Registration Statement.
/s/ Ernst & Young Hua Ming
Shenzhen, the People’s Republic of China
November 17, 2009